Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated February 20, 2020, relating to the balance sheet of Hudson Executive Investment Corp. as of February 14, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from February 6, 2020 (inception) through February 14, 2020 appearing in the Registration Statement on Form S-1, File No. 333-238583.

/s/ WithumSmith+Brown, PC

New York, New York
June 8, 2020